EXHIBIT 99.2

News

EMBARGO UNTIL 10/10/08 6:00am EST

NEXTWAVE WIRELESS RAISES $100 MILLION IN NEW CAPITAL

SAN DIEGO, October 10, 2008 - NextWave Wireless Inc. (NASDAQ: WAVE) today announced that it has raised $100 million in new financing through the issuance of senior-subordinated secured second-lien notes (“Notes”) to Avenue Capital Management II, L.P. and SOLA.

Interest on the Notes will be payable quarterly at a rate of 14 percent per annum through the issuance of additional Notes, and in cash after the repayment of NextWave’s existing senior secured notes. The Notes will mature on December 31, 2010. Avenue Capital and SOLA will also receive warrants to purchase 40 million shares of NextWave common stock at an exercise price of $.01 per share. In a transaction which was a condition to the new financing, NextWave also completed the exchange of its Series A Senior Convertible Preferred Stock for convertible senior subordinated secured third-lien notes in the aggregate principal amount of $477 million. Additional details regarding the financing can be found in NextWave’s Form 8-K which was filed on September 18, 2008 with the Securities Exchange Commission.

About NextWaveWireless

NextWave Wireless Inc. (Nasdaq: WAVE) provides next-generation mobile multimedia and wireless broadband technologies to the world’s leading mobile handset manufacturers, consumer electronics manufacturers and wireless service providers. Device-embedded mobile multimedia software from NextWave’s PacketVideo subsidiary can be found in more than 250 million handsets around the globe. For more information, visit NextWave at www.nextwave.com.

Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that forward-looking statements will be achieved, and actual events or results could differ materially from the events or results predicted by such statements. Important factors that could cause actual events or results to differ materially are discussed in greater detail in the filings of NextWave with the Securities and Exchange Commission. Investors should refer to NextWave’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2008 and other filings with the Securities and Exchange Commission for a description of risks relating to NextWave’s business, including, but not limited to its limited relevant operating history; the outcome of recent securities class action and derivative claims filed against NextWave and its directors and executive officers; its ability to manage growth or integrate recent or future acquisitions; and the other risks described under the heading “Risk Factors” in such filings. All such documents are available through the SEC’s website at www.sec.gov. NextWave makes no commitment to update any forward-looking statements in order to reflect subsequent changes in events or circumstances except as may be required pursuant to applicable law.

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CONTACT

Ruder Finn

Kristie Heins Fox

(312) 329-3985

heinsfoxk@ruderfinn.com

NextWaveWireless Investor Relations

Roseann Rustici

Vice President, Investor Relations

NextWave Wireless

(203) 742-2539

rrustici@nextwave.com

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